Exhibit 10.1

SEELOS THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(EFFECTIVE MARCH 20, 2019)

Non-employee members of the board of directors (the "Board") of Seelos Therapeutics, Inc. (the "Company") shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Policy. The cash compensation and option grants described in this Non- Employee Director Compensation Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a "Non-Employee Director") who may be eligible to receive such cash compensation or equity compensation, unless such Non-Employee Director declines the receipt of such cash compensation or equity compensation by written notice to the Company. This Non-Employee Director Compensation Policy shall remain in effect until it is revised or rescinded by further action of the Board. The terms and conditions of this Non-Employee Director Compensation Policy shall supersede any prior cash or equity compensation arrangements between the Company and its directors.

  Cash Compensation. Each Non-Employee Director shall be eligible to receive an annual retainer of $40,000 for service on the Board. In addition, a Non- Employee Director serving as:

    chairperson of the Board shall be eligible to receive an additional annual retainer of $40,000 for such service;

    chairperson of the Audit Committee of the Board (the "Audit Committee") shall be eligible to receive an additional annual retainer of $15,000 for such service;

    a member (other than the chairperson) of the Audit Committee shall be eligible to receive an additional annual retainer of $7,000 for such service;

    chairperson of the Compensation Committee of the Board (the "Compensation Committee") shall be eligible to receive an additional annual retainer of $12,000 for such service;

    a member (other than the chairperson) of the Compensation Committee shall be eligible to receive an additional annual retainer of $5,000 for such service;

    chairperson of the Corporate Governance and Nominating Committee of the Board (the "Corporate Governance and Nominating Committee") shall be eligible to receive an additional annual retainer of $8,000 for such service; and

    a member (other than the chairperson) of the Corporate Governance and Nominating Committee shall be eligible to receive an additional annual retainer of $3,000 for such service.

  The annual retainers shall be paid by the Company in quarterly installments or more frequently as deemed advisable by the officers of the Company for administrative or other reasons.

  Option Grants. The Non-Employee Directors shall be granted the following option awards. The option awards described below shall be granted under and shall be subject to the terms and provisions of the Company's Amended and Restated 2012 Stock Long Term Incentive Plan, as amended from time to time (as such plan may be further amended or restated or superseded by a subsequent equity plan approved by the Compensation Committee, the "2012 Plan") and shall be granted subject to the execution and delivery of option agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such options awards and such other terms as may be required by the 2012 Plan.

    Initial Options. Unless otherwise determined by the Board, a person who is initially elected or appointed to the Board, and who is a Non-Employee Director at the time of such initial election or appointment, shall be automatically granted a non-qualified stock option to purchase 24,000 shares of common stock (subject to adjustment as provided in the 2012 Plan) on the date of such initial election or appointment; provided that, with respect to the Non-Employee Directors appointed to the Board on January 24, 2019 in connection with the closing of the Company's merger with Seelos Therapeutics, Inc., a private company (the "Merger"), each such non-qualified stock option shall be granted at the first meeting, or pursuant to the first action by unanimous written consent, of the Compensation Committee held or taken, as applicable, after February 28, 2019. The option grants described in this clause 2(a) shall be referred to as the "Initial Options".

    Subsequent Options. A person who is a Non-Employee Director as of the third trading day of each calendar year shall be automatically granted a non- qualified stock option to purchase 16,000 shares of common stock (subject to adjustment as provided in the 2012 Plan) on such date; provided that, with respect to the Non-Employee Directors appointed to the Board on January 24, 2019 in connection with the closing of the Merger, each such non-qualified stock option shall be granted at the first meeting, or pursuant to the first action by unanimous written consent, of the Compensation Committee held or taken, as applicable, after February 28, 2019. The option grants described in this clause 2(b) shall be referred to as "Subsequent Options."

    Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option grant pursuant to clause 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Options as described in clause 2(b) above.

    Terms of Options Granted to Non-Employee Directors

      Exercise Price. The per share exercise price of each option granted to a Non-Employee Director shall equal 100% of the fair market value of a share of common stock on the date the option is granted, as determined under the 2012 Plan.

      Vesting. Initial Options granted to Non-Employee Directors shall become exercisable over three years, with one-third of the shares subject to such Initial Options vesting on the first anniversary of the date of grant and the remaining shares subject to such Initial Options vesting in 24 equal monthly installments over the three years thereafter, such that each Initial Option shall be 100% vested on the third anniversary of the date of grant, subject to the director's continuing service on the Board or as a service provider to the Company through such dates. Subsequent Options granted to Non-Employee Directors shall become vested in twelve equal monthly installments of one-twelfth of the shares subject to such option on the date that is one month following the date of the Subsequent Option grant, subject to a director's continuing service on the Board or as a service provider to the Company through such dates. Unless otherwise determined by the Board, no portion of an option which is unexercisable at the time of a Non-Employee Director's termination of membership on the Board shall thereafter become exercisable. All Initial Options and Subsequent Options granted to the Non- Employee Directors shall vest in full immediately prior to the occurrence of a Covered Transaction (as defined in the 2012 Plan).

      The term of each option granted to a Non-Employee Director shall be ten years from the date the option is granted.